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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1999
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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                          Notification of Registration
                      Filed Pursuant to Section 8(a) of the
                         Investment Company Act of 1940

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     The undersigned investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:     Zacks Series Trust d/b/a Zacks Mutual Funds

Address of Principal Business Office:   155 N. Wacker Drive, Ste. 300,
                                        Chicago, Illinois 60606

Telephone Number (including area code):      1-312-630-9880

Name and Address of Agent for Service of Process:

         Arthur Don, D'Ancona & Pflaum LLC, 111 E. Wacker Drive, Suite 2800, Chicago, Illinois 60601

Check appropriate box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
     N-8A:  YES  x    NO
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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and State of Illinois on the 13 day of August, 1999.



[SEAL]                     ZACKS SERIES TRUST d/b/a ZACKS MUTUAL FUNDS


                           By:  /s/ Leonard H. Zacks
                              --------------------------------
                                    Leonard H. Zacks


ATTEST: /s/ Benjamin L. Zacks
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            Benjamin L. Zacks